EXHIBIT 99.1

News
Release
Vectren Corporation
One Vectren Square
Evansville, IN 47708

Media Contact         Chase Kelley, (812) 491-4128, kckelley@vectren.com

FOR IMMEDIATE RELEASE

January 28, 2015

Vectren to achieve environmental compliance with new EPA mandates;
receives approval to defer cost recovery

Evansville, Ind. - Today, Vectren Energy Delivery of Indiana (Vectren; NYSE VVC) received an order from the Indiana Utility Regulatory Commission (IURC) approving the company’s request to upgrade existing emissions control equipment on its coal-fired electric generation units in southwestern Indiana. These enhancements are being made in order to comply with more recent Environmental Protection Agency (EPA) mandates, including the mercury and air toxics standards (MATS) that will take effect in 2016. In response to these federal mandates, Vectren plans to spend $70 to $90 million through 2016. The IURC also granted Vectren’s request to defer recovery of these federally mandated costs, which will likely be until 2020.

“While existing Indiana legislation provides for immediate cost recovery of federally mandated projects, we are pleased that our request to defer cost recovery was granted, which will ensure these investments result in no near-term customer bill impacts,” said Carl Chapman, Vectren’s chairman, president and CEO. “With today’s ruling, we can avoid an immediate impact to our customers’ electric bills yet still fulfill our obligation to comply with these additional, federally imposed environmental requirements.”

As a result of these investments, Vectren will enhance the emissions removal capabilities of its pollution control equipment. The two primary pollutants addressed will be mercury and sulfur trioxide (SO3).

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Approximately half of the planned investments are going toward mercury-related compliance: Vectren will upgrade its equipment, primarily its scrubbers, to ensure more mercury is captured in air emissions. Mercury capture in plant wastewater discharge areas has also been enhanced.

•	The remaining investments will address EPA’s concerns with SO3 emissions through an SO3 mitigation system.

“Other utilities are spending hundreds of millions of dollars; shutting down aging, uncontrolled plants; or building new plants to ensure they can comply with these additional federal mandates by 2016,” added Chapman. “The new environmental investments we are making to comply with these additional EPA mandates are proportionately less than many other projects announced by neighboring utilities due to the fact, over the last decade, we have already installed the majority of the required emissions control equipment.”

EXHIBIT 99.1

Vectren has nearly 1,300 megawatts (MW) of generating capacity, of which 1,000 MW is coal-fired. Vectren has two power plants: F.B. Culley in Warrick County and A.B. Brown in Posey County. The utility shares ownership of Warrick Unit 4, a 300-MW unit, with Alcoa. Vectren serves 142,000 electric customers in Dubois, Gibson, Pike, Posey, Spencer, Vanderburgh and Warrick counties.

About Vectren
Vectren Corporation (NYSE: VVC) is an energy holding company headquartered in Evansville, Ind.  Vectren's energy delivery subsidiaries provide gas and/or electricity to more than 1 million customers in adjoining service territories that cover nearly two-thirds of Indiana and west central Ohio. Vectren’s nonutility subsidiaries and affiliates currently offer energy-related products and services to customers throughout the U.S. These include infrastructure services and energy services. To learn more about Vectren, visit www.vectren.com.

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